Exhibit 99.1

FOR IMMEDIATE RELEASE:

August 3, 2010

USEC Reports Second Quarter 2010 Results

•	Net income of $7.2 million for quarter on revenue of $459.7 million
•	Net loss of $2.5 million for six-month period on revenue of $804.4 million
•	Cash flow from operations of $173.2 million in six-month period, cash on hand $207.5 million at June 30, 2010
•	Company issues 2010 outlook for net income and cash flow from operations
o	Gross profit margin guidance improves
o	Earnings expected to be approximately breakeven after American Centrifuge expense
o	Cash flow used in operations of approximately $100 million on inventory build and ACP spending

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income of $7.2 million or 4 cents per diluted share (6 cents per basic share) for the second quarter ended June 30, 2010, compared to net income of $17.3 million or 11 cents per diluted share (16 cents per basic share) for the second quarter of 2009. For the six-month period ending June 30, USEC reported a net loss of $2.5 million or 2 cents per diluted and basic share compared to net income of $15.2 million or 10 cents per diluted share (14 cents per basic share) in the same period of 2009. Results in the six-month period of 2010 include a one-time charge of $6.5 million related to a change in tax treatment of Medicare Part D reimbursements resulting from recent health care legislation.

The financial results for the quarter and six-month period ended June 30, 2010 reflect a decrease in volume of separative work units (SWU) sold compared to the same periods of 2009 due to the variability of nuclear utility customer orders and lower unit profits on uranium sales. USEC’s advanced technology expense, primarily from the American Centrifuge project, totaled $26.0 million during the second quarter. This amount was offset in part by $10.3 million that was recognized as other income in the second quarter related to the Department of Energy’s cost-sharing support for American Centrifuge under the terms of a cooperative agreement between USEC and DOE.

“As we continue deploying our future technology platform, we have also kept a sharp eye on our current, core operations. During the first half of 2010, we found ways to manage our costs, identify additional sales opportunities and work with our customers to adjust product delivery schedules that have improved the outlook for full-year financial results,” said John K. Welch, USEC president and chief executive officer.

“Although this is a challenging business environment, we are taking steps to control costs and improve our outlook, while continuing to invest in our American Centrifuge technology. Even with the substantial expense of this investment in our future, and tight gross profit margin for 2010, we expect to have approximately breakeven earnings,” he said.

During the quarter, USEC concluded its process for reviewing strategic alternatives for the company and signed a definitive agreement with Toshiba Corporation and an affiliate of The Babcock & Wilcox Company (B&W), two major players in the nuclear industry. Under the terms of the agreement, B&W and Toshiba will each invest $100 million, over three phases, each of which is subject to specific closing conditions. The investment is expected to strengthen our financial position for the deployment of the American Centrifuge Plant and create key new business opportunities throughout the nuclear fuel cycle.

USEC issued a separate news release today providing an update on the American Centrifuge project.

Revenue

Revenue for the second quarter was $459.7 million, a decrease of 11 percent compared to the same quarter of 2009. Revenue from the sale of SWU for the quarter was $331.0 million compared to $371.3 million in the same period last year. The volume of SWU sales declined 11 percent in the quarter and the average price billed to customers was essentially unchanged. For the six-month period, SWU revenue was $597.6 million, a decrease of 25 percent compared to the same period of 2009. SWU sales volume in the six-month period was 28 percent lower and the average price billed to customers was 3 percent higher, reflecting the particular contracts under which SWU were sold during the periods as well as the general trend of higher prices under contracts signed in recent years. We anticipate a decrease in the volume of SWU sales of approximately 10 percent in the full year 2010 compared with 2009.

Revenue from the sale of uranium was $69.6 million, a decrease of $25.8 million from the same quarter last year. The quarterly results reflect a decrease of 5 percent in uranium volume sold at average prices that were 23 percent lower than in the 2009 period due to the mix and timing of uranium contracts. For the six-month period, revenue from the sale of uranium was $85.2 million, a decrease of $38.8 million on sales volume that declined 13 percent at average prices that declined 21 percent from the same period last year. Revenue from our U.S. government contracts segment was $59.1 million, an increase of $11.5 million compared to the second quarter last year, and $121.6 million in the six-month period, an increase of $24.9 million over the same period in 2009 due to additional cold shutdown services performed at the Portsmouth gaseous diffusion plant and fee recognition in the first quarter of 2010 on certain contracts.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.  At June 30, 2010, deferred revenue totaled $344.8 million, an increase of $42.9 million from December 31, 2009. The gross profit associated with deferred revenue as of June 30, 2010, was $58.0 million.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and this can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of  refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin, Other Income and Expenses

Cost of sales for the quarter ended June 30, 2010 for SWU and uranium was $358.6 million, a decrease of $33.3 million or 8 percent compared to the second quarter of 2009.  For the six-month period, cost of sales for SWU and uranium was $625.8 million, a decrease of $181.0 million or 22 percent compared to the same period in 2009. Cost of sales for the segment declined due to the associated reduction in SWU sales volume noted above, partially offset by higher SWU unit costs. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs.

Production costs and volume in the second quarter of 2010 were about the same as the same quarter in 2009.  For the six-month period, production costs increased $17.5 million, or 4 percent, and production volume increased 5 percent compared to the corresponding period in 2009. The cost of electric power increased by $20.8 million, or 7 percent, in the six months ended June 30, 2010, compared to the corresponding period in 2009.  Enrichment capacity and related power purchases were temporarily reduced in the corresponding period of 2009 due to an ice storm.

The cost of sales per SWU was 1 percent lower in the second quarter and 4 percent higher in the six-month period, compared to the same periods in 2009. The average cost per megawatt hour increased 4 percent compared to the six-month period in 2009 due to higher TVA fuel cost adjustments as well as the fixed, annual increase in the TVA contract price.

Cost of sales and other long-term liabilities were reduced by $7.8 million in the second quarter of 2010 due to a change in estimate of our share of future demolition and severance costs for a power plant that was built to supply power to the Paducah GDP. DOE is obligated to pay the owner/operator of the plant a portion of such costs and we are obligated to pay a pro rata share under our lease agreement with DOE. In addition, there was a charge to cost of sales of $11.4 million in the corresponding period in 2009 for an increase in the estimated unit disposal cost of depleted uranium. Excluding the effects of these changes in estimates, cost of sales per SWU was 5 percent higher in the three months and 7 percent higher in the six months ended June 30, 2010 compared to the corresponding periods in 2009.

Cost of sales for U.S. government contracts was $57.0 million in the second quarter and $107.8 million in the six-month period, an increase of $12.0 million and $14.3 million compared to the same periods of 2009, respectively. The 27 percent increase in the second quarter compared to the same period last year reflects additional cold shutdown services performed at the Portsmouth GDP.

The gross profit for the second quarter was $44.1 million, a decrease of $33.3 million or 43 percent over the same period in 2009.  For the six-month period, the gross profit was $70.8 million, a decrease of $48.8 million or 41 percent. The gross profit margin for the quarter was 9.6 percent compared to 15.0 percent in the second quarter of 2009 and 8.8 percent in the six-month period compared to 11.7 percent in the same period last year.  Gross profit for the LEU segment was lower for the quarter due to a decline in the average uranium price billed to customers and lower sales volumes of SWU and uranium.  Gross profit for the LEU segment also declined for the six-month period due to lower gross profits on a per unit basis primarily resulting from increases in the average cost of sales and lower sales volumes.  Gross profit for the U.S. government contracts segment increased $10.6 million in the six-month period compared to the same period of 2009 reflecting fee recognition in the first quarter of 2010 on certain contracts and slightly more service work at the Portsmouth and Paducah GDPs.

Selling, general and administrative expenses in the six-month period were $29.4 million, a decrease of $1.7 million over the same period in 2009, primarily due to a $3 million decrease in consulting expense.

Advanced technology costs totaled $51.7 million in the six months, a decrease of $10.4 million compared to the corresponding period in 2009, reflecting the demobilization of the American Centrifuge project in the latter half of 2009. Advanced technology costs include expenses by NAC to develop its MAGNASTOR storage and transportation technology of $1.0 million in the six-month period of 2010 and $0.2 million in the corresponding period of 2009.

We reached a cooperative agreement with DOE in March 2010 to provide for pro-rata cost sharing support for continued funding of American Centrifuge activities with a total estimated cost of $90 million. DOE has made $45 million available by taking the disposal obligation for a specific quantity of depleted uranium from USEC, which released encumbered funds for investment in the American Centrifuge technology that USEC had otherwise committed to future depleted uranium disposition obligations. In July 2010, surety bonds and related deposits were reduced and USEC received the $45 million in cash. In the six months ended June 30, 2010, USEC made qualifying American Centrifuge expenditures of $40.0 million. DOE’s contribution on a 50 percent pro rata basis, or $20.0 million, is recognized as other income in the six months ended June 30, 2010, including $10.3 million in the three months ended June 30, 2010.

Cash Flow

At June 30, 2010, USEC had a cash balance of $207.5 million compared to $32.5 million at March 31, 2010 and $131.3 million at December 31, 2009. Cash flow provided by operations in the six months ended June 30, 2010 was $173.2 million, compared to cash flow from operations of $221.7 million in the previous year.  Payables under the Russian Contract increased $53.8 million in the six-month period, due to timing of deliveries. Inventories declined $44.3 million during the first half of 2010, representing a monetization of inventory.  Capital expenditures, primarily related to the American Centrifuge Plant, totaled $87.9 million during the six-month period compared to $257.8 million in the same period of 2009.

2010 Outlook Update

Based on the financial results of the first six months, our view of the anticipated spending pattern for the American Centrifuge project, and our outlook for results for the remainder of the year, we are providing the following earnings and cash flow guidance for 2010.

We expect revenue for 2010 of approximately $2 billion, with revenue from SWU sales expected to be roughly $1.5 billion. This assumes a 10 percent reduction in SWU sales volume compared to 2009, which is an improvement over our initial guidance, and a 2 percent increase in the average price billed to customers compared to 2009. Revenue from the sale of uranium is expected to be in a range of $225 to $250 million dollars. Uranium revenue can be volatile due to deferral of revenue recognition until the uranium sold and delivered is used as the uranium component of low enriched uranium. We continue to expect revenue from the U.S. government contracts segment to be just under $300 million.

Electric power continues to be the major driver in our cost of sales. Electricity is expected to be about 70 percent of the cost of SWU production. We will buy less power in the second half of 2010 as our power agreement with the Tennessee Valley Authority reduces our purchases from 2000 megawatts to 1650 megawatts of electricity in the non-summer months, beginning September 1, 2010. In addition, market-based power purchased during the summer of 2010 was less expensive than forecast and the fuel cost adjustment thus far in 2010 in the TVA contract has also been lower than in our previous forecast. We produce approximately half of our SWU supply and purchase half from Russia under the Megatons to Megawatts program. We continue to expect that purchases from Russia will cost 8 percent more in 2010 compared to the previous year.

We use the monthly moving average inventory cost methodology and our cost of sales continues to reflect higher production and purchase costs rolling through our inventory. These costs have risen at a higher rate than our average price billed to customers, which has caused our gross profit margin to decline over the past three years. We currently anticipate our gross profit margin will be in a range of 6 to 7 percent, which is an improvement over our initial guidance that is a result of slightly lower power costs.

Spending on the American Centrifuge project that is expensed is expected to be approximately $110 million for the full year. A cost-sharing arrangement reached with the DOE to offset a portion of our American Centrifuge demonstration and development activities is expected to provide $45 million under “other income.” Also below the gross profit line, we expect spending on selling, general and administrative to be approximately $60 million, in line with our previous guidance. In addition, our results will be affected by a one-time charge of $6.5 million taken in the first quarter of 2010 related to a change in tax treatment of Medicare Part D reimbursements as a result of health care legislation signed in March 2010.

We expect net income for the full year 2010 to be approximately breakeven, after the impact of expenses related to the American Centrifuge project.

We expect to build inventory in the second half of 2010 for future sales, which will have a negative effect on cash flow from operations. We anticipate cash flow from operations to swing from a positive in the first half of 2010 to cash used in operations in the full year of approximately $100 million. We also expect capital expenditures related to the American Centrifuge Plant to total approximately $100 million.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	Changes to the electric power fuel cost adjustment from our current projection;

•	The timing of recognition of previously deferred revenue, particularly related to the sale of uranium;

•	Ability to expand the existing credit facility or otherwise raise capital for investment in the ACP;

•	Changes to planned spending on the American Centrifuge project;

•	Movement and timing of customer orders;

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers;

•	Economics of underfeeding the production process at the Paducah Gaseous Diffusion Plant to make additional uranium sales; and

•	Actions taken by governmental bodies or agencies.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; our success in obtaining a loan guarantee for the American Centrifuge Plant, including our ability to address the technical and financial concerns raised by the U.S. Department of Energy (“DOE”); our ability to raise capital beyond the $2 billion of DOE loan guarantee funding for which we have applied; the impact of the demobilization of the American Centrifuge project and uncertainty regarding our ability to remobilize the project and the potential for termination of the project; our ability to meet milestones under the June 2002 DOE-USEC Agreement related to the deployment of the American Centrifuge technology; restrictions in our revolving credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; our ability to expand our revolving credit facility with additional commitments from financial institutions to increase the total capacity beyond $250 million; risks related to the completion of the announced three-phased strategic investment by Toshiba Corporation ("Toshiba") and The Babcock & Wilcox Company ("B&W"), including our ability to satisfy the significant closing conditions in the securities purchase agreement governing the transactions and the impact of a failure to consummate the transactions on our business and prospects; certain restrictions that may be placed on our business as a result of the transactions with Toshiba and B&W; our ability to achieve the benefits of any strategic relationships with Toshiba and B&W; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government; limitations on our ability to compete for potential contracts with the U.S. government; changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. For a discussion of these risks and uncertainties and other factors that may affect our future results, please see Item 1A entitled “Risk Factors” and the other sections of our quarterly report on Form 10-Q and our annual report on Form 10-K.  We do not undertake to update our forward-looking statements except as required by law.

Contacts:

Investors:      Steven Wingfield (301) 564-3354

Media:          Paul Jacobson (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Separative work units	$331.0	$371.3	$597.6	$799.2
Uranium	69.6	95.4	85.2	124.0
U.S. government contracts and other	59.1	47.6	121.6	96.7
Total revenue	459.7	514.3	804.4	1,019.9
Cost of sales:
Separative work units and uranium	358.6	391.9	625.8	806.8
U.S. government contracts and other	57.0	45.0	107.8	93.5
Total cost of sales	415.6	436.9	733.6	900.3
Gross profit	44.1	77.4	70.8	119.6
Advanced technology costs	26.0	30.7	51.7	62.1
Selling, general and administrative	14.3	16.6	29.4	31.1
Other (income)	(10.3)	-	(20.0)	-
Operating income	14.1	30.1	9.7	26.4
Interest expense	0.1	0.3	0.1	0.8
Interest (income)	(0.1)	(0.4)	(0.2)	(1.0)
Income before income taxes	14.1	30.2	9.8	26.6
Provision for income taxes	6.9	12.9	12.3	11.4
Net income (loss)	$7.2	$17.3	$(2.5)	$15.2
Net income (loss) per share – basic	$.06	$.16	$(.02)	$.14
Net income (loss) per share – diluted	$.04	$.11	$(.02)	$.10
Weighted-average number of shares outstanding:
Basic	112.9	111.5	112.3	111.1
Diluted	161.4	160.3	112.3	159.8

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	June 30, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$207.5	$131.3
Accounts receivable, net	121.1	191.4
Inventories	1,359.8	1,301.2
Deferred income taxes	43.4	48.6
Deferred costs associated with deferred revenue	286.8	244.4
Other current assets	68.1	52.7
Total Current Assets	2,086.7	1,969.6
Property, Plant and Equipment, net	1,170.0	1,115.1
Other Long-Term Assets
Deferred income taxes	259.0	270.3
Deposits for surety bonds	155.3	158.3
Deferred financing costs, net	12.7	12.0
Goodwill	6.8	6.8
Total Other Long-Term Assets	433.8	447.4
Total Assets	$3,690.5	$3,532.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$138.1	$153.4
Payables under Russian Contract	188.6	134.8
Inventories owed to customers and suppliers	572.3	469.4
Deferred revenue and advances from customers	379.8	325.0
Total Current Liabilities	1,278.8	1,082.6
Long-Term Debt	575.0	575.0
Other Long-Term Liabilities
Depleted uranium disposition	115.0	155.6
Postretirement health and life benefit obligations	172.2	168.9
Pension benefit liabilities	179.9	176.6
Other liabilities	88.9	97.8
Total Other Long-Term Liabilities	556.0	598.9
Stockholders’ Equity	1,280.7	1,275.6
Total Liabilities and Stockholders’ Equity	$3,690.5	$3,532.1

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Six Months Ended June 30,
	2010	2009
Cash Flows from Operating Activities
Net income (loss)	$(2.5)	$15.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	19.5	14.7
Deferred income taxes	14.5	(8.1)
Other non-cash income on release of disposal obligation	(20.0)	-
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	70.3	(77.3)
Inventories – decrease	44.3	109.7
Payables under Russian Contract – increase	53.8	136.7
Deferred revenue, net of deferred costs – increase (decrease)	31.6	(15.5)
Accrued depleted uranium disposition – increase (decrease)	(40.6)	23.5
Accounts payable and other liabilities – increase (decrease)	(3.0)	10.4
Other, net	5.3	12.4
Net Cash Provided by (Used in) Operating Activities	173.2	221.7

Cash Flows Used in Investing Activities
Capital expenditures	(87.9)	(257.8)
Deposits for surety bonds – (increase) decrease	3.0	(38.2)
Net Cash (Used in) Investing Activities	(84.9)	(296.0)

Cash Flows Used in Financing Activities
Borrowings under credit facility	38.2	-
Repayments under credit facility	(38.2)	-
Repayment and repurchases of senior notes	-	(95.7)
Payments for deferred financing costs	(9.6)	-
Common stock issued (purchased), net	(2.5)	(0.8)
Net Cash (Used in) Financing Activities	(12.1)	(96.5)
Net Increase (Decrease)	76.2	(170.8)
Cash and Cash Equivalents at Beginning of Period	131.3	248.5
Cash and Cash Equivalents at End of Period	$207.5	$77.7
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$-	$1.9
Income taxes paid, net of refunds	15.5	4.3